Exhibit 99.2

TRANSCRIPT OF EARNINGS CONFERENCE CALL HELD ON FEBRUARY 16, 2017

CORPORATE PARTICIPANTS

Lori Novickis CBIZ Inc. - Director of Corporate Relations

Jerry Grisko CBIZ Inc. - President and CEO

Ware Grove CBIZ Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Jim MacDonald First Analysis Securities Corporation - Analyst

Michael Colonnese Sidoti & Company - Analyst

PRESENTATION

Operator

Good morning, and welcome to the CBIZ Fourth-Quarter and Full-Year 2016 Results Conference Call. (Operator Instructions) Please note, this event is being recorded.

I would now like to turn the conference over to Lori Novickis, Director of Corporate Relations. Please go ahead.

Lori Novickis - CBIZ Inc. - Director of Corporate Relations

Thank you, Anita. Good morning, everyone, and thank you for joining us for the CBIZ Fourth-Quarter and Full-Year 2016 Results Conference Call. In connection with this call, today’s press release has been posted on the Investor Relations page of our website, www.cbiz.com. This call is being webcast. A link to the live webcast as well as the replay can also be found on our website.

Before we begin our presentation, we would like to remind you that during the call, management may discuss certain non-GAAP financial measures. A reconciliation of these measures to comparable GAAP measures can be found in the financial tables of today’s press release.

Finally, remember that management may also make forward-looking statements. Such statements are based on current information and management’s expectations as of this date and do not guarantee future performance. Forward-looking statements involve certain risks, uncertainties and assumptions that can be difficult to predict. Actual results can and sometimes do differ materially. A more detailed description of such risks and uncertainties can be found in the company’s filings with the Securities and Exchange Commission.

Joining us for today’s call are Jerry Grisko, President and CEO; and Ware Grove, Chief Financial Officer. I will now turn the call over to Jerry Grisko for his opening remarks. Jerry?

Jerry Grisko - CBIZ Inc. - President and CEO

Thank you, Lori, good morning, everyone. 2016 was another good year for CBIZ, and we’re very pleased with the results that we reported earlier this morning for the fourth quarter and for the full year.

For the year and for the quarter, we reported continued strong growth in revenue, an improvement in pretax margin and growth in earnings per share. Our full year revenue was in line with expectations, and our income from continuing operations exceeded the high end of our guidance.

Total revenue for the fourth quarter was up 8.7%, with same-unit revenue growth of 2.9% compared with the same period a year ago. The fourth quarter is typically a seasonally weaker quarter for us. And for the most recent quarter, we recorded a small loss of $0.01 per share, which compares favorably to the loss of $0.02 a share that we recorded in the fourth quarter of 2015.

Total revenue for the full year 2016 was up 6.6% over the same period a year ago, with 2.6% representing organic revenue growth. We are very pleased to report an improvement of 70 basis points in margin on pretax income from continuing operations. And we are also pleased to report a 15.2% increase in fully diluted earnings per share, that being $0.76 per share for the full year of 2016 compared with the $0.66 per share reported a year ago.

We are particularly pleased with the strong results recorded by our Financial Services group. Total revenue within this group increased by 5.2% for the full year, with same-unit revenue up 5.1% compared to the prior year. For the fourth quarter, total revenue increased by 5.8%, with same-unit revenue growing by 5.3%. Strong growth within this group was recorded both within our core tax and accounting service lines and within our government healthcare consulting business. For the full year, the gross margin for the Financial Services group improved by 10 basis points.

Within our core tax and accounting business, we increased our staffing levels in the latter part of 2015, which allowed us to capitalize on an increase in demand for our services throughout the busy season and record strong revenue growth in the first two quarters of the year. With increased staffing levels, our challenge was to utilize that staff during the second half of the year when client demand for tax and accounting work is typically lower than the first half. Fortunately, improved demand for our consulting and advisory services allowed us to continue to record strong revenue growth throughout the second half of 2016 as well, and our current staffing levels position us to continue to grow into 2017.

Our government healthcare consulting business had another strong year as well, recording revenue growth at high single-digit rates. As the leading provider of consulting services to state Medicaid programs, we continue to expand the scope of our services within the states that we currently serve, and we’re beginning to provide Medicare-related services to the federal government as well. As a reminder, the majority of these engagement run for multiple years, and we have a very active process focused on the renewal of engagements and the pursuit of new opportunities.

Turning to the Benefits and Insurance Services segment. We are now referring to what was previously known as Employee Services as Benefits and Insurance Services. We believe this better describes the breadth of products and services that we provide to our clients. Total revenue for our Benefits and Insurance segment increased by 13.9% in the fourth quarter. As we’ve discussed, our growth from this group throughout 2016 has primarily come from acquisitions.

As we also discussed in our third quarter earnings call, organic growth within this group was negatively impacted in 2016 by a number of factors, including lower contingent commissions, reduced production from a few of our historic top performers and less favorable retention rates caused in part by the sale of a number of our large clients. We have taken corrective actions throughout the year, and we’re encouraged by the improvements in organic revenue and profitability that we observed in the fourth quarter.

Also on a positive note, we experienced strong growth within our payroll business during 2016. And while it’s in its early stages, we’re encouraged by the reception from our clients and prospects when we go to market with an integrated offering of payroll, group health benefits and technology.

Also, during the past 18 months, we have been very active with the acquisition activity within our Benefits and Insurance segment. These acquisitions have provided us with a stronger national presence in the retirement plan services business, strengthen our payroll business and strengthen our employee benefits services. All of which are strategically important to us.

Looking to 2017, we expect continued softness in the property and casualty market. But overall, we expect to report organic revenue growth for the Benefits and Insurance segment.

With these comments, let me turn it over to Ware Grove, our Chief Financial Officer, to highlight some additional information for you. Ware?

Ware Grove - CBIZ Inc. - CFO

Yes. Thank you, Jerry, and good morning, everyone. Let me reiterate that we are pleased with the results that we reported for the fourth quarter and year-ended December 31, 2016. We think that generally favorable economic conditions will continue, and we look for continued progress in growing revenue and expanding margins as we turn to 2017.

As Jerry mentioned, we closed six acquisitions during 2016 that are expected to contribute approximately $41 million to annual revenue. Spending on acquisitions for the full year was approximately $51 million, including payments for earnouts on acquisitions closed in previous years. Future cash payments for earnouts are estimated at $16.5 million in 2017, $8.2 million in 2018, $7.0 million in 2019 and then approximately $1.3 million in 2020.

Cash flow for the full year of 2016 was strong with adjusted EBITDA at $94.8 million, up 9% over $87.0 million a year ago. As a percent of revenue, adjusted EBITDA was 11.9% in 2016 compared with 11.6% for the full year 2015.

Day sales outstanding at year-end 2016 were 76 days. And that compares with 72 days a year ago, but the increase being primarily attributed to the balance sheet impact of acquisitions rather than a slowdown in our cash collection efforts.

Bad debt expense in 2016 was at 51 basis points of revenue. And that compares with 75 basis points of revenue for the full year 2015. Capital spending for the full year of 2016 was $4.7 million with $1.5 million of capital spending in the fourth quarter. Capital spending has consistently been in a $4.0 million to $6.0 million range annually, and we expect a similar level of capital spending as we look forward to 2017.

At year-end 2016, the balance outstanding on our $400 million unsecured credit facility was $191.0 million. And there is approximately $137.0 million of unused capacity at that point with the flexibility to increase this unused borrowing capacity upwards to $160.0 million should the need arise. We continue to have a very active pipeline of potential acquisitions under review. And as has been our consistent pattern over the years, we expect to close a number of acquisitions in 2017.

We have the financing flexibility and the capacity to carry out both an active acquisition program and to continue with our share repurchase activity. For the full year 2016, we repurchased approximately 783,000 shares of our common stock at a cost of approximately $7.8 million. Since the end of 2016, we have had a 10b5-1 program in place. And through the close of business yesterday, we have purchased an additional 175,000 shares at a cost of approximately $2.2 million.

As I have commented in previous calls, our first priority for the use of capital is to make strategic acquisitions. And we have taken an opportunistic approach towards using funds to repurchase shares. We continue to have a focus on share repurchases and we have the flexibility and the financing capacity to do this. But with the relatively strong performance of the share price during this past year, we have seen limited opportunities to repurchase shares. As a result, our fully diluted weighted average share count in 2016 increased by approximately 800,000 shares to 53.5 million shares at year-end.

Now as I have commented, we have repurchased approximately 175,000 shares to date this year in 2017 under our 10b program. So we have been actively repurchasing shares in recent weeks, and we will continue to look for opportunities for share repurchases going forward in the year ahead. However, with our opportunistic approach, the level of future share repurchase is naturally unpredictable.

Absent any further repurchase activity in 2017, we are projecting a fully diluted weighted average share count at approximately 55.5 million shares for the full year 2017, and our guidance on earnings per share is based on the share count.

With our strong revenue in 2016, we are very pleased to report an improvement of 70 basis points in our margin on income from continuing operations before income tax. As a reminder, as you look at the income statement, you have to consider the impact of accounting for gains and losses on the assets held in the deferred compensation plan. Assets held in this plan total approximately $70.0 million at year-end. The impact of gains and losses on these assets are outlined for you in the footnotes to the attached schedules.

When you make these adjustments to exclude the impact of gains and losses on assets held in the deferred compensation plan, gross margin stood at 13.3% in 2016. And that compares with 13.0% a year ago. And you’ll also note that the level of G&A was at 4.5% of revenue in 2016. And that compares with 4.3% a year ago. The G&A leverage was slightly unfavorable in 2016 compared with the prior year primarily due to the variability of higher legal expenses and higher incentive compensation costs that are associated with our strong performance in 2016.

Bear in mind we have leveraged G&A cost down from about 5.0% several years ago. And we remain confident that over time, we can get an annual 10 basis point improvement or more in G&A costs over time, but perhaps not in a consistent straight-line pattern every year. So there may be some short-term variability to this.

Our effective tax rate for the full year 2016 was 39.4% compared with 39.5% a year ago. And we continue to project an effective tax rate of approximately 40.0% as we go into 2017.

So in conclusion, looking at 2016 in review, we were very pleased to be able to report a 6.6% growth in revenue, and with this, a 70 basis points improvement in our pretax margin and a 15.2% increase in our reported earnings per share.

Now looking forward into 2017, we see continued strength in the year ahead. Considering the impact of the acquisitions we have already announced in 2016, we are projecting an increase in revenue within a range of 6.0% to 8.0% in 2017 over the $799.0 million reported for 2016. We continue to work to improve margin on pretax income within a range of at least 25 to 50 basis points a year over time.

In 2017, we expect to leverage the 6.0% to 8.0% increase in revenue into growth in income from continued operations within the range of 12.0% to 14.0% over the $40.6 million of income from continued operations reported in 2016.

Now using the 55.5 million fully diluted share count that I outlined earlier, we expect fully diluted earnings per share to grow within a range of 8.0% to 10.0% in 2017 compared with the $0.76 earnings per share we just reported for the full year of 2016.

So with these comments, I will conclude, and I’ll turn it back over to Jerry.

Jerry Grisko - CBIZ Inc. - President and CEO

Thank you, Ware. One of the strengths of CBIZ is that our clients rely on us to provide certain essential products and services, regardless of economic conditions. The scope of these offerings expand in more favorable economic times as our clients turn to us to help support their growth. We clearly benefited from a more favorable business climate and increased optimism among our clients in 2016.

Turning to 2017, our nation’s new administration is fast at work of establishing new policies and setting its agenda for the next four years. Almost regardless of the changes that are likely to come from Washington, history tells us that the clients will turn to us to help them understand the impact of these changes on their businesses, particularly with the wide scope of significant changes under discussion on items such as the Affordable Care Act and tax reform.

We’re also encouraged by the depth of our pipeline for potential acquisitions. While it is always difficult to predict how many transactions we’ll close in a given year, our goal is to close no less than the three to five transactions that we typically complete each year.

Also, as we commented during our Analyst Day last fall, we are now beginning to explore larger acquisition opportunities that have a close and complementary strategic fit with our existing business but also have the potential to provide even faster future revenue growth and higher profit margins.

Finally, before I conclude, I want to acknowledge the contributions of the more than 4,000 CBIZ associates who are working hard to serve our clients. CBIZ has assembled an outstanding team of highly skilled professionals who bring a unique breadth of expertise and solutions to our clients throughout the U.S.

I’m particularly proud that 25 of our offices were recognized as best places to work in their markets, our Benefits and Insurance group is recognized as the best place to work in the industry and CBIZ was recognized as among the best and brightest companies to work for in the nation. All of which speaks volumes about our culture and the high caliber of people who are part of our team here at CBIZ.

So with these comments, I’d now like to turn the call over and take questions from you.

QUESTION AND ANSWER

Operator

(Operator Instructions) Our first question comes from Jim MacDonald with First Analysis. Please go ahead.

Jim MacDonald - First Analysis Securities Corporation - Analyst

Hey, good morning, guys. So could you talk a little about the new Medicaid contract? And did that start to kick in, in the quarter?

Ware Grove - CBIZ Inc. - SVP and CFO

Yes, Jim. This is Ware. We’re really happy. We’ve been talking about this expansion into the federal Medicaid — I’m sorry, Medicare market for the last couple of years. We were a little slow to get started just because the records from the prior service provider were a little slow to transition over to our group. But we did start it during the second half of this year. It’s a multiple-year contract that should give us, in aggregate, somewhere between $15 million and $20 million. It’s associated with a kidney dialysis network of service providers. And I estimate it should provide us probably $3 million to $4 million of annual revenue as we go forward. And it should be pretty steady from here on out.

Jim MacDonald - First Analysis Securities Corporation - Analyst

So you’re sort of at full scale on the fourth quarter, then?

Ware Grove - CBIZ Inc. - SVP and CFO

No, not quite. I would say we’re starting to ramp up in the fourth quarter. We were a little slow to get started, again, because the records were a little slow to transition across to us from the old service provider.

Jerry Grisko - CBIZ Inc. - President and CEO

Yes, Jim. It’s Jerry. The fourth quarter actually reflected little income from this contract. We’ll start to see it in kind of, as Ware indicated, ramp up really into the first quarter and throughout the remainder of 2017 and thereafter.

Jim MacDonald - First Analysis Securities Corporation - Analyst

Okay, great. And you talked a little bit about government policy, and obviously, some changes potential. I mean, I know we don’t know what the final policies are, but if the Affordable Care Act was to go away, any impact on your business?

Jerry Grisko - CBIZ Inc. - President and CEO

No, we don’t see a material change. Jim, what we experienced when the Affordable Care Act was enacted was that our clients came to us to understand the impact of that new law on their business and their health plans. I expect that if it is modified in a material way, they will come back to us again to ask us to explain, which is always good for us. Any time that we can be in front of a client or prospect, it provides opportunities for us.

So longer-term, as far as clients — impact on our clients, our clients, we did not see a significant migration away from traditional health plans when the Affordable Care Act was enacted. We don’t expect that there would be any change in that going forward.

The other question that we get is as it relates to a government health care consulting practice. And again, similarly, we did not see a significant positive impact from the Affordable Care Act when it was enacted. We also don’t believe that it will negatively impact the business in any material way if it is modified going forward.

Jim MacDonald - First Analysis Securities Corporation - Analyst

Okay. And just a couple of quickies, and I’ll get back in the queue. I sort of missed your tax guidance for 2017. And also G&A was a little high in the quarter. I don’t know if you could talk to that.

Ware Grove - CBIZ Inc. - SVP and CFO

Yes. A couple of things. Tax guidance is at 40% for 2017. I think we came in about 60 basis points lower in 2016, but I would guide you to use 40% going forward to 2017. And yes, at year-end, sometimes G&A can be a little lumpy just due to incentive compensation accruals and things related to kind of year-end final numbers. But year-over-year, the leverage was negative. And I did make a comment. There are a couple of things, not only the incentive comp, but there was a little lumpiness in some legal expenses. And you’re going to see that from time to time. We continue to be comfortable that we can leverage G&A. And I would kind of guide you to kind of a 10-basis point improvement each year as we go forward.

Operator

Our next question comes from Michael Colonnese with Sidoti & Company. Please go ahead.

Michael Colonnese - Sidoti & Company - Analyst

Hi, good morning. Thank you for taking my call and congratulations on a great quarter there. Filling in for Joan as she was unable to make the call today. But with that said, one of our questions here, just a couple to ask this morning. Last quarter, you mentioned some turnover issue on the B&I side of the business. Has this issue been resolved?

Jerry Grisko - CBIZ Inc. - President and CEO

Yes, Mike. We were — as we commented the last quarter, it was a few people, who happened to be at a point in time. We are pleased with our recruiting efforts there. We have filled the pipeline. It does take some time for our newer producers to reach the same level of productivity as some of our more senior people. But we’re pleased with how we’ve responded to that.

Michael Colonnese - Sidoti & Company - Analyst

Got it. Thank you. And if you could just talk a little bit about the web-based platform where you guys combined the employee benefits and payroll services. What kind of progress are you making there? And I know Joan mentioned before, you said you were targeting about 5,000 customers. How many do you have now in that arena?

Jerry Grisko - CBIZ Inc. - President and CEO

I don’t have the total count. I can get back to you with that number. But I will tell you that it is among our fastest-growing segments. Although, again, it’s going off of a very small base. But we are pleased with the reception that we’re receiving in the market. And again, that’s a combination of payroll and our employee benefits offering and technology. We’re pleased with the reception that we’re receiving from our clients and prospects. We’re pleased with the growth that we’re seeing. And it also helps us, obviously, to increase the revenue per engagement when we combine all those services. So all signs are positive, but we will say again that it’s very early stage, and really too small to materially impact the business right now.

Michael Colonnese - Sidoti & Company - Analyst

Got it. Great. And if you can also provide an update on the cross-serving activities to your client base?

Jerry Grisko - CBIZ Inc. - President and CEO

Right. So again, we experienced year-over-year increase in those activities. Again, continue to find opportunities to serve our clients in ways that our competitors cannot. And we were very pleased with the results that we saw in 2016. And it was a nice improvement over the 2015 results. And again, kind of sequentially increasing year-over-year.

Operator

(Operator Instructions) Our next question is a follow-up from Jim MacDonald with First Analysis. Please go ahead.

Jim MacDonald - First Analysis Securities Corporation - Analyst

I thought I’d just dig into the guidance a little bit and what you’ve assumed there. So any thoughts — have you just assumed the acquisitions you’ve made historically? Or any new acquisitions in the guidance? Or how have you thought about that?

Ware Grove - CBIZ Inc. - SVP and CFO

Yes, Jim. We typically do not include future acquisitions in the guidance. We hope to make and we plan to make additional acquisitions, but it’s pretty unpredictable, as is any acquisition program. So the guidance really incorporates those businesses already acquired through the end of 2016 at this point in time.

Jim MacDonald - First Analysis Securities Corporation - Analyst

Okay. And with interest rates going up a little bit, is that starting to benefit you guys on your client funds?

Ware Grove - CBIZ Inc. - SVP and CFO

It is. We have actively invested, to the extent that we’re able to, the client funds on an overnight basis. And we actually have a layer of those funds that are extended out a bit longer than on an overnight basis. But the short-term rates really haven’t moved that much yet. So we hope to get more basis points out of that investment, but we’re not seeing a significant move yet.

Operator

(Operator Instructions) This concludes our question-and-answer session. I would like to turn the conference back over to Jerry Grisko for any closing remarks.

Jerry Grisko - CBIZ Inc. - President and CEO

Thank you, Anita. I just want to end by thanking our associates for an outstanding 2016, and thank our shareholders and analysts for your continued support of the company. We look forward to another successful year in 2017. Thank you.

Operator

This conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.